FORM OF SUPPORT AGREEMENT

      This SUPPORT AGREEMENT, dated as of September 24, 2003, by and among AirGate PCS, Inc., a Delaware corporation (the “Company”), and the undersigned beneficial owners, or investment managers or advisors for the beneficial owners, of the Old Notes (as defined below) identified on the related Schedule A and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Old Notes that executes a counterpart signature page to this Agreement on or after the date hereof, as provided in Section 22 (such parties on Schedule A, as it may be supplemented from time to time, collectively, the “Noteholders,” and each, individually, a “Noteholder”). After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be deemed supplemented to include the Old Notes held by such Noteholder and subject to this Agreement.

      WHEREAS, the Company and the Noteholders, through their representatives, have engaged in good faith negotiations with respect to the Restructuring; and

      WHEREAS, the Company and the Noteholders desire that the Company conduct the Exchange Offer, the Consent Solicitation and the Proxy Solicitation as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that the Company commence a case under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) to accomplish the Restructuring through the confirmation of the hereinafter defined Prepackaged Plan (the “Prepackaged Proceeding”).

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each of the parties signatory to this Agreement agrees as follows:

      1.     Definitions. Capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Restructuring Term Sheet, and the following terms shall have the following meanings:

“Agreement” means this Support Agreement, including the Schedule, Exhibit and Annex hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein, as the same may be amended or supplemented in accordance with the terms hereof.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Commission” means the Securities and Exchange Commission.

“Consent Solicitation” means a solicitation of consents to the amendment of the Senior Subordinated Notes Indenture under which the Old Notes were issued to eliminate all covenants contained therein (other than those covenants that cannot be eliminated without the consent of each holder of Old Notes) which Consent Solicitation will occur simultaneously with the Exchange Offer.

“Exchange Offer” means the offer by the Company to holders of the Old Notes to exchange Old Notes for Common Stock and New Notes, upon the terms set forth in the Restructuring Term Sheet.

“Indenture Amendments” means an amendment to the Senior Subordinated Notes Indenture which, among other things, deletes substantially all of the covenants contained in the Senior Subordinated Notes Indenture (other than those covenants that cannot be eliminated without the consent of each holder of Old Notes).

“Material Adverse Change” means a change which has a material adverse effect in the properties, assets, business operations or financial condition of the Company and its subsidiaries, taken as a whole, after June 30, 2003, but not including any material adverse change that arises out of or is the result of (A) the filing of the Prepackaged Proceeding; (B) actions required to be taken by the Company pursuant to this Agreement or the Restructuring Term Sheet; (C) any action, claim or proceeding taken by the Company against Sprint PCS (the personal communications services group of Sprint Corporation); (D) outsourcing efforts by the Company; (E) the condition of the United States economy or financial markets generally or (F) a condition generally affecting participants in the industry in which the Company competes.

“Minimum Tender Condition” means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than 98% in aggregate principal amount due at maturity of the Old Notes outstanding on the date of the expiration of the Exchange Offer.

“New Notes” means the 9 3/8% Senior Subordinated Secured Notes due September 1, 2009 to be issued by the Company pursuant to the New Notes Indenture on the terms set forth in the Restructuring Term Sheet, in an aggregate principal amount of approximately $160 million.

“New Notes Indenture” means the Indenture to be entered into among the Company and the trustee named therein pursuant to which the Company will issue the New Notes in the Exchange Offer or Prepackaged Plan.

“Old Notes” means the 13 1/2% Senior Subordinated Discount Notes due October 1, 2009, with an aggregate principal amount due at maturity of $300,000,000, issued by the Company pursuant to the Senior Subordinated Notes Indenture.

“Outstanding Indebtedness” means all indebtedness outstanding under the Old Notes and all other claims, as defined in Section 101(5) of the Bankruptcy Code, under the Old Notes as of the date of the commencement of a Prepackaged Proceeding.

“Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

“Prepackaged Plan” means such plan of reorganization under Chapter 11 of the Bankruptcy Code, consistent in all respects with the Restructuring Term Sheet, as may be filed by the Company in the Prepackaged Proceeding to effectuate the Restructuring under the circumstances set forth herein.

“Proxy Solicitation” means the solicitation of the Company’s stockholders for the approval of the Restructuring under the Restructuring Term Sheet.

“Required Noteholders” means a majority in outstanding principal amount of Old Notes held by the Noteholders.

“Restructuring” means the restructuring of the Company’s debt and equity capital, substantially as reflected in the Restructuring Term Sheet.

“Restructuring Term Sheet” means that certain Restructuring Term Sheet attached hereto as Annex A, which sets forth material terms and conditions of the Restructuring, including the Exchange Offer, the Consent Solicitation and the Proxy Solicitation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

“Senior Subordinated Notes Indenture” means the Indenture dated as of September 30, 1999, by and among the Company, AGW Leasing Company, a Delaware corporation, and Deutsche Bank Trust Company (formerly known as Bankers Trust Company), as the Trustee, as supplemented by the Supplemental Indenture dated as of September 30, 2000 among the Company, AirGate Network Services, LLC, a Delaware limited liability company, and the Trustee.

“Transfer” means to, directly or indirectly, (i) sell, assign, grant an option with respect to, or transfer or dispose of any interest in the Old Notes, or (ii) enter into an agreement, commitment or other arrangement to sell, assign, grant an option with respect to, or transfer or dispose of any interest in the Old Notes, or the act thereof.

      2.     The Company’s Obligations to Support the Restructuring. (a) The Company agrees to use its commercially reasonable best efforts to complete the Restructuring through the Exchange Offer, the Consent Solicitation and the Proxy Solicitation, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Commission, and to use its commercially reasonable best efforts to complete the same within the period set forth in the Restructuring Term Sheet.

(b) The Company agrees that it will not waive the Minimum Tender Condition without the prior written consent of the Board of Directors and the Required Noteholders.

(c) If all of the conditions to the Exchange Offer are not satisfied or waived by December 31, 2003, but by that date acceptances of the Prepackaged Plan are received from holders of Old Notes in numbers and holding amounts that are sufficient to confirm the Prepackaged Plan under applicable provisions of Chapter 11 of the Bankruptcy Code, then on such date (or such earlier or later date as the Company may determine), the Company may commence the Prepackaged Proceeding and file and seek to confirm the Prepackaged Plan.

(d) Notwithstanding any provisions of this Agreement, nothing shall be deemed to prevent the Company and/or its Board of Directors from taking, or failing to take, any action that the Company and/or its Board of Directors is obligated to take (or not to take) in the performance of any fiduciary or similar duty which the Company and/or its Board of Directors owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 9 or (ii) the Company giving written notice of its intention to terminate this Agreement pursuant to Section 10(ix), then this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, shall terminate and expire.

      3.     Noteholders’ Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect:

(a) Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet: (i) to tender its Old Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer; (ii) to vote to accept the Prepackaged Plan; (iii) not to withdraw, revoke or modify or propose to publicly withdraw, revoke or modify any of the foregoing unless and until this Agreement is terminated in accordance with its terms; (iv) to grant its consent pursuant to the Consent Solicitation and to agree to the Indenture Amendments; and (v) to vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet.

(b) Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Old Notes held by it (as set forth on Schedule A hereto), in whole or in part, unless (i) the Noteholder gives the transferee notice that the Old Notes are subject to the terms of this Agreement and (ii) the transferee agrees in writing, with respect to such Old Notes only, to be bound by the terms of this Agreement as though it had been an original signatory hereto and executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit A. Any Transfer of the Old Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to or reject the Indenture Amendments or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

(c) Each Noteholder agrees that it will not vote for, consent to, formulate, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Old Notes other than the Exchange Offer.

(d) Each Noteholder also agrees that it will permit public disclosure, including in a press release and in filings with the Commission, of the contents of this Agreement, including, but not limited to,

the commitments contained in this Section 3 and the Restructuring Term Sheet; provided, however, that unless required by applicable law or regulation, the Company shall not disclose the Noteholder’s identity or its individual holdings of Old Notes without the prior written consent of the Noteholder; and if such announcement or disclosure is so required by law or regulation, the Company shall use its reasonable best efforts to afford the Noteholder a reasonable opportunity to review, comment upon, object to or seek a consent order preventing any such announcement or disclosure prior to the Company’s making such announcement or disclosure. The foregoing shall not prohibit the Company from (i) disclosing the approximate aggregate holdings of Old Notes held by Noteholders as a group or (ii) disclosing the Noteholder’s identity to other holders of Old Notes.

(e) Each Noteholder further agrees that, so long as this Agreement is effective and has not been terminated in accordance with Section 10 hereof, it will not object to, nor otherwise commence any proceeding to oppose, the Restructuring, and will not take any action that is materially inconsistent with, nor that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that, within the purposes of this Agreement, describes the Prepackaged Plan (except as such disclosure statement may contain information regarding the terms of this Agreement and the negotiation of such terms, such Noteholder or such Noteholder’s holdings of the Notes or the terms of the Prepackaged Plan that is inaccurate, and the Company fails upon notice promptly to correct such inaccuracy); (iii) vote to accept, consent to, support, formulate or participate in the formulation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company has the exclusive right to propose and/or to seek confirmation of a plan of reorganization for the Company; (v) solicit or support any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by any party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to a case under Chapter 7, or otherwise to commence an involuntary bankruptcy case against the Company.

(f) Notwithstanding any provisions of this Agreement, if the Noteholder is appointed to and serves on an official committee in the Company’s bankruptcy case (if one is commenced to effectuate the Prepackaged Plan), the terms of this Agreement shall not be construed to limit such Noteholder’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Noteholder of its obligations to vote its claim in the Company’s bankruptcy case in favor of the Prepackaged Plan.

(g) Each Noteholder (including Noteholders who become parties to this Agreement as a result of a Transfer) further agrees that any additional Old Notes subsequently acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Old Notes held by such Noteholder as of the date hereof.

      4.     Additional Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement, so long as this Agreement is in effect, each of the Noteholders agrees to forebear from exercising its respective rights and remedies under the Senior Subordinated Notes Indenture and related documents or applicable law in respect of or arising out of any existing “Default” (as defined in such documents) or existing “Event of Default” (as defined in such documents) arising under the Senior Subordinated Notes Indenture, in each case until this Agreement is terminated as provided in Section 10. If this Agreement is terminated as provided in Section 10, the agreement of the Noteholders to so forebear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided, however, that nothing herein shall be construed as a waiver by the Company of any right it may have as a “debtor” under the Prepackaged Proceeding or other bankruptcy proceeding or by any creditor to exercise its rights retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

      5.     Conditions. The Noteholder’s obligation to tender, consent and vote is subject to the following conditions (each a “Condition” and collectively, the “Conditions”): (a) the preparation and, as appropriate, the dissemination or execution of definitive documentation, in form and substance reasonably satisfactory to the Required Noteholders, necessary to implement the Exchange Offer and the transactions contemplated by the Restructuring Term Sheet in accordance with the terms of such Restructuring Term Sheet, including, without limitation, (i) offering materials, (ii) indentures and agreements relating to the securities to be issued in the Exchange Offer and (iii) the Prepackaged Plan and any documents ancillary thereto (the foregoing documents and amendments, the “Documents”); (b) the Credit Agreement Amendment (as defined in Annex A hereto) shall have become effective in a form substantially similar to that previously reviewed by counsel to the Noteholders, and shall be further amended in a form reasonably acceptable to the Required Noteholders; (c) the offering documents not containing any misstatement of a material fact or omitting to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading (a “Material Misstatement”); (d) there shall not have been any Material Adverse Change; (e) the Company receiving all material third party consents and approvals contemplated by the Restructuring Term Sheet or otherwise required to consummate the transactions contemplated hereby; and (f) no breach of the Covenants set forth below.

      6.     Covenants. The Company covenants and agrees that (each a “Covenant” and collectively, the “Covenants”): (a) except as contemplated by this Agreement and the offering documents for the Exchange Offer, between the date hereof and this Agreement terminates, the Company shall (i) conduct business only in the ordinary course in accordance with past practice and (ii) not, except as may be required by the Company’s contractual obligations, issue or agree to issue any securities of the Company, make any distributions to existing equityholders or incur any material indebtedness other than as described in the offering documents; and (b) the Company shall pay, if the Exchange Offer is consummated then on the closing date, and otherwise on the date this Agreement terminates, all reasonable costs and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison, LLP (“Paul Weiss”) in connection with this Agreement and any transactions contemplated hereby in accordance with the terms of Paul Weiss’ engagement letter with the Company and shall otherwise comply with the terms of such engagement letter.

      7.     Effective Date. Subject to waiver by the Required Noteholders, the effective date of the Company’s acceptance of any Notes tendered by a Noteholder shall be subject to (a) satisfaction of each of the Conditions; (b) no material breach of the Covenants; (c) 98% in outstanding principal amount of the Old Notes being tendered into the Exchange Offer; and (d) no Material Adverse Change.

      Subject to waiver by the Required Noteholders, the effective date of the Prepackaged Plan shall be subject to (a) satisfaction of each of the Conditions; (b) no material breach of Covenants; (c) no Material Adverse Change; and (d) court approval of the Documents without material modification (unless such modification is consented to by the Required Noteholders).

      8.     Effectiveness of this Agreement. Subject to waiver by the Company and the Required Noteholders, the effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of the Company and of Noteholders holding at least 66 2/3% of the aggregate principal amount due at maturity of the Old Notes.

      9.     Amendments. The terms of this Agreement shall not be amended, modified or altered without the prior written consent of the Company and the Required Noteholders. Any Noteholder that does not provide such prior written consent to an amendment, waiver, modification or alteration of a material economic term of this Agreement as set forth in the Restructuring Term Sheet, or to this Section 9, Section 10(v) and (vi), or the definition of “Required Noteholders” herein, which amendment, waiver, modification or alteration otherwise satisfies the requirements of this Section 9 and becomes effective, shall be relieved of all obligations under this Agreement.

      10.     Termination of Agreement. Notwithstanding anything to the contrary set forth in this Agreement, unless the Restructuring, consistent in all respects with the Restructuring Term Sheet, has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, shall terminate and expire upon the earliest to occur of:

(i) the termination or expiration of the Exchange Offer (which, if the Exchange Offer is effected by means of the Prepackaged Plan, shall be the date on which the Prepackaged Plan is confirmed by the bankruptcy court);

(ii) any court of competent jurisdiction or other competent governmental or regulatory authority issuing a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the Exchange Offer or the Prepackaged Plan in a way that cannot be reasonably remedied by the Company;

(iii) material breach by the Company of any of the Covenants including, without limitation, ceasing to use reasonable efforts to obtain approval and/or confirmation of the Prepackaged Plan, if commenced;

(iv) the lenders of the Company’s senior secured credit facility having accelerated any amounts owed thereunder;

(v) December 31, 2003, if neither the Exchange Offer has been consummated by such date nor the Prepackaged Proceeding has been commenced;

(vi) February 15, 2004;

(vii) a Material Misstatement if not corrected by the Company within ten (10) business days after receiving notice of such Material Misstatement;

(viii) a material alteration by the Company of the terms of the Restructuring, including, without limitation, the filing by the Company with a bankruptcy court of a Chapter 11 plan of reorganization or the filing by the Company of exchange documentation, in each case that is inconsistent in any material respect with the Restructuring Term Sheet and not otherwise permitted under Section 9;

(ix) receipt of written notice from the Company of its intention to terminate this Agreement;

(x) the Prepackaged Proceeding being dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee being appointed in the Prepackaged Proceeding; and

(xi) a Material Adverse Change.

      11.     Representations and Warranties. (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the Common Stock and the New Notes to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those securities, (B) the filing with the Commission of a proxy statement and/or registration statement in connection with the Proxy Solicitation, (C) such other filings as may be necessary or required by the Commission, and (D) any filing, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

(v) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

(vi) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

      (b) Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

(i) as of the date of this Agreement, such Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the aggregate principal amount due at maturity of the Old Notes, set forth opposite such Noteholder’s name on Schedule A hereto, with the power and authority to vote and dispose of such Old Notes;

(ii) as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(iii) such Noteholder is an institutional accredited investor, and will remain so during the term of this Agreement, as such term is used under the Securities Act.

      12.     Good Faith. Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

      13.     Further Assurances. Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be commercially reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

      14.     Complete Agreement. This Agreement, including the Schedule and Annex hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

      15.     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy with confirmation and follow-up copy delivered in the manner set forth in any of (a), (b) or (c) above, and in each case, if to the Company, at the address set forth below:

AirGate PCS, Inc.
Harris Tower
233 Peachtree Street, Suite 1700
Atlanta, Georgia 30303
Telephone: (404) 525-7272
Fax: (404) 832-2237
Attention: Barbara L. Blackford

      with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Fax: (312) 558-5700
Attention: Robert F. Wall

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders’ counsel:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019
Telephone: (212) 373-3158
Fax: (212) 492-0158
Attention: Andrew N. Rosenberg

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

      16.     Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York (without reference to the conflict of laws provisions thereof), except to the extent such law is preempted by the Bankruptcy Code.

      17.     Jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement shall be brought in the United States Bankruptcy Court in Georgia if the Company has commenced a case under Chapter 11 of the Bankruptcy Code in such jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court in Georgia, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

      18.     Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

      19.     Specific Performance. It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

      20.     Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      21.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

      22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

      23.     No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

      24.     Obligations Several, Not Joint. The obligations of the parties hereunder are several and not joint, and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

[Signatures begin on next page]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

AIRGATE PCS, INC.

By:

Thomas M. Dougherty
President and Chief Executive Officer

SCHEDULE A

Noteholders and Aggregate Principal Amount Due at Maturity of Old Notes Held

Aggregate Principal Amount Due at Maturity of Old Notes held by such Noteholder as beneficial owner (or as investment manager
Noteholders	or advisor for the beneficial owner)

[NAME]
By:

Its:

[NAME]
By:

Its:

[NAME]
By:

Its:

ANNEX A

AIRGATE PCS, INC.

RESTRUCTURING TERM SHEET

      This Restructuring Term Sheet is a part of and made subject to that certain Support Agreement (the “Support Agreement”), dated as of September 24, 2003, by and between AirGate PCS, Inc. (the “Company”) and the “Noteholders” (as defined in the Support Agreement). Capitalized terms used herein but not defined herein shall have the meanings assigned thereto in the Support Agreement.

Issuer:	AirGate PCS, Inc.

Issue:	Common Stock of the Company 9 3/8% Senior Subordinated Secured Notes due 2009

Exchange Offer:	If 98% or more of the Company’s then outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”) are accepted in the exchange offer, holders of Old Notes validly tendered in the exchange offer will receive, for each $1,000 of principal amount due at maturity of Old Notes held (i) approximately 110 shares of the Company’s Common Stock and (ii) $533.33 in principal amount of 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”).

After the exchange, assuming 100% of the Old Notes are tendered in the exchange, the holders of Old Notes will hold (i) 56% of the outstanding Common Stock (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered) and (ii) $160 million of New Notes (and proportionately less in the aggregate if fewer than all such Old Notes are so tendered).

As of June 30, 2003, the Company had outstanding (i) 25,939,836 shares of Common Stock, (ii) no shares of preferred stock, (iii) 37,000 shares of restricted stock, (iv) 2,191,209 options exercisable for shares of Common Stock (449,400 of which were “in-the-money” and 1,741,809 of which were “underwater”), (v) 709,280 warrants to acquire shares of Common Stock (40,170 of which were “in-the-money” and 669,110 of which were “underwater”), and (vi) 897,311 shares of Common Stock available for future issuance under the Stock Incentive Plans. On September 3, 2003, an aggregate of 751,256 “underwater” options were surrendered to the Company by five (5) executive officers of the Company without receiving, or the Company giving, any consideration for such surrender.

It is agreed that the Company will incorporate as part of this transaction a reverse stock split in an amount to be determined by the Company and its financial advisors.

The Exchange Offer will include a simultaneous (1) solicitation of consents (each a “Consent”) to the amendment of the Senior Subordinated Notes Indenture under which the Old Notes were issued to eliminate all restrictive covenants contained therein, other than those covenants that cannot be eliminated without the consent of each holder of Old Notes (the “Consent

Solicitation”) and (2) solicitation of acceptances of a Prepackaged Plan in the event that the Minimum Tender Condition is not satisfied and the Company chooses to file the Prepackaged Plan. All tendering holders of Old Notes will be deemed to have delivered a Consent with respect to any Old Notes tendered. All tendering Noteholders will also irrevocably agree to vote to accept the Prepackaged Plan.

Consent Solicitation:	The Consent Solicitation will solicit consents to (1) amend the Senior Subordinated Notes Indenture to eliminate all restrictive covenants that may be eliminated without the consent of each holder of Old Notes and (2) release the collateral that secures the Company’s obligations under the Senior Subordinated Notes Indenture.

Duration of Exchange Offer:	The Exchange Offer will remain open for an initial term of 20 business days. The Company may extend the expiration date of the Exchange Offer to any date not later than December 31, 2003, if at the time of any such extension the conditions to the Company’s acceptance of Old Notes tendered in the Exchange Offer as set forth below shall not have been satisfied or waived.

Senior Credit Facility:	Concurrently with the exchange offer, the Company will amend its Credit Agreement, dated as of August 16, 1999, on terms negotiated with the administrative agent thereunder (the “Credit Agreement Amendment”).

Conditions to the Company’s Obligations to accept Old Notes Tendered in the Exchange Offer:	The Company’s acceptance of Old Notes tendered in the Exchange Offer will be conditioned on the following:

(i) the Minimum Condition as defined below shall have been satisfied;

(ii) approval of the Restructuring by the Company’s stockholders (including approval of (A) the issuance of the Common Stock and New Notes in the Exchange Offer, (B) an amendment and restatement of the Company’s certificate of incorporation to implement the reverse stock split of its Common Stock and (C) certain changes to the provisions of the Stock Incentive Plan (as defined below), as described below under “Employee Equity Reserve”);

(iii) there shall be no pending or threatened action, proceeding or claim that enjoins the consummation of the Restructuring, including the Exchange Offer, Consent Solicitation and the Proxy Solicitation;

(iv) all required consents from governmental bodies shall have been obtained;

(v) no action is threatened, pending or taken or approval withheld or statute or injunction imposed or threatened which would materially impair the consummation of the Exchange Offer;

(vi) the New Notes Indenture shall be acceptable to the Company;

(vii) the Credit Agreement Amendment shall become effective; and

(viii) approval by the bankruptcy court overseeing the bankruptcy proceeding of iPCS, Inc. (“iPCS”) of the Company’s transfer of all its outstanding shares of common stock of iPCS to a trust organized under Delaware law for the benefit of the Company’s stockholders.

Waiver of Company’s Conditions:	The Company may waive the Minimum Condition with the approval of its Board of Directors and the Required Noteholders. It may waive the remaining conditions in its sole and absolute discretion.

Conditions to the Noteholders’ Obligations to Comply with Section 3 of the Support Agreement:	Subject to Sections 5 and 9 of the Support Agreement, the Noteholders’ obligations to comply with the requirements of Section 3 of the Support Agreement are conditioned upon the following:

(i) the Support Agreement shall not have been terminated pursuant to its terms;

(ii) there shall not have been a Material Adverse Change as defined in the Support Agreement;

(iii) the Credit Agreement Amendment shall have become effective in a form substantially similar to that previously reviewed by counsel to the Noteholders;

(iv) the terms of the New Notes Indenture shall be consistent with this Term Sheet and contain such other reasonable and customary terms approved by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Noteholders (the “Noteholders’ Counsel”);

(v) the reasonable fees and expenses of Noteholders’ Counsel shall have been paid in full;

(vi) the terms of any grants to the Company’s “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) under, and the amendments to, the Stock Incentive Plan (as defined below) shall be reasonably acceptable to the Required Noteholders; and

(vii) the Minimum Condition shall have been satisfied.

Minimum Condition:	The exchange offer shall be conditioned upon the valid tender of a minimum of 98% of the aggregate principal amount due at maturity of outstanding Old Notes.

Prepackaged Plan:	Contemporaneously with the exchange offer, the Company will solicit from relevant classes of claims and interests acceptances of a “prepackaged” plan of reorganization (the “Plan”) that would be consistent with this Restructuring Term Sheet and would implement in a Chapter 11 case for the Company (a “Case”) the restructuring contemplated hereunder. If by December 31, 2003, the Company either (i) is not able to satisfy the Minimum Condition or obtain Stockholder Approval, as described above, or (ii) otherwise determines that it is in its interest to commence a Chapter 11 case, then the Company may commence a Case to seek confirmation of the Plan in such Case within the timeframe contemplated in the “Conditions to Noteholder Support,” below. The Plan would be consistent in all respects with this Restructuring Term Sheet and in form and substance reasonably acceptable to the Required Noteholders.

Board Composition:	Within 90 days of completion of the Restructuring, the Company’s Board of Directors shall consist of seven (7) members (nine (9) members if iPCS exercises its nomination right under Section 7.14(a) of the Agreement and Plan of Merger, dated as of August 28, 2001, by and between the Company and iPCS (the “iPCS Nomination Right”)), three (3) (four (4) if the iPCS Nomination Right is exercised) of whom shall be approved by the Required Noteholders from a proposed list of candidates jointly developed by the Company and the Required Noteholders. Thereafter, the Noteholders shall have no further or ongoing designation or approval rights with respect to the composition of the Company’s Board of Directors.

Employee Equity Reserve:	As part of the restructuring, the Company’s stockholders shall be asked to approve a reservation of shares of Common Stock of the post-restructuring Issuer, representing approximately 10% of the Common Stock of the Company to be outstanding immediately following the restructuring (which 10% employee equity reserve shall include options outstanding as of the date hereof that have an exercise price of $5 or less per share, but shall exclude options outstanding as of the date hereof that have an exercise price of more than $5 per share). These shares of Common Stock may be granted in the discretion of the Company’s Board of Directors to officers and employees as compensation and/or incentives in the form of restricted stock grants, options, or other equity securities (the “Stock Incentive Plan”).

Terms of New Notes:	Attached hereto.

AIRGATE PCS, INC. (“AirGate”)

TERM SHEET FOR PROPOSED

9 3/8% SENIOR SUBORDINATED SECURED NOTES DUE 2009

      The terms and conditions set out in this Term Sheet do not constitute a commitment by AirGate to issue new equity securities as described below or 9 3/8% Senior Subordinated Secured Notes due 2009 (the “New Notes”) under a new Senior Subordinated Secured Note Indenture (the “New Indenture”) related thereto in connection with a proposed exchange offer (the “Exchange Offer”) of AirGate’s currently outstanding 13.5% Senior Subordinated Discount Notes due 2009 (the “Old Notes”). This Term Sheet outlines the basic terms of the New Notes and compares such terms to the corresponding terms of the Old Notes. The issuance of the New Notes is subject to customary and appropriate conditions for transactions of this type, including, without limitation, (i) execution and delivery of satisfactory definitive documentation customary for such transactions, (ii) obtaining any necessary third party approvals and (iii) satisfactory terms and conditions in connection with the execution of the amendment to AirGate’s Credit Agreement dated as of August 16, 1999, as amended (the “Credit Agreement”) and the consummation of the Exchange Offer of the Old Notes for the equity securities described below and the New Notes.

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

Issuer	AirGate PCS, Inc.	Same

Securities Offered	$300 million aggregate principal amount at maturity of 13.5% Senior Subordinated Discount Notes due 2009	$160 million aggregate principal amount of 9 3/8% Second Priority Senior Notes due 2009

Trustee under Governing Indenture	Bankers Trust Company	To be determined by the Company.

Maturity Date	October 1, 2009	September 1, 2009

Accretion	Accreted Value increases from approximately $156.1 million at issuance at a rate of 13.5%, compounded semi-annually, to a final accreted value equal to the aggregate principal amount of $300 million at October 1, 2004.	None.

Interest	13.5% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2005.	9 3/8% per annum, payable semi- annually in cash in arrears on [ ] 1 and [ ] 1 of each year, commencing [ ] 1, 2004.

Guarantors	Guaranteed on a senior subordinated basis by AGW Leasing Company, Inc. and all other current and future Restricted Subsidiaries (the “Guarantors”).	Same Guarantors as the Old Notes. The guarantees will be general secured obligations of the Guarantors and will rank junior to the Guarantors’ guarantees under the Credit Agreement and pari passu with all other existing and future indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to such guarantees.

Ranking	The Old Notes are subordinated in right of payment to all of AirGate’s existing and future senior indebtedness, equal in right of payment to all of	The New Notes will be AirGate’s senior secured obligations and will be (i) subordinated in right of payment to AirGate’s indebtedness under the Credit

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

AirGate’s existing and future senior subordinated indebtedness and senior in right of payment to all of AirGate’s existing and future subordinated indebtedness.

	The guarantees are unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future senior indebtedness of each Guarantor, equal in right of payment to all existing and future senior subordinated indebtedness of each Guarantor and senior in right of payment to all existing and future subordinated indebtedness of each Guarantor.	Agreement, including second lien debt secured thereby, (ii) senior in right of payment to the Old Notes, (iii) equal in right of payment with all of its unsubordinated indebtedness and (iv) senior in right of payment to all of its future indebtedness that by its terms is junior or subordinated in right to payment to the New Notes.

Collateral/Security	The Old Notes are secured by a subordinated pledge of the capital stock of all of AirGate’s current and future directly owned subsidiaries. The pledge to secure the Old Notes is junior to the pledge to secure AirGate’s senior debt.	The New Notes will be secured by second-priority liens, subject to certain exceptions and permitted liens, on substantially all of AirGate’s and its restricted subsidiaries’ existing and after-acquired assets for which a first priority lien is granted to the lenders under the Credit Agreement (the “Collateral”).
The holders of the New Notes and the lenders under the Credit Agreement shall agree on reasonable and customary terms concerning the control of the exercise of remedies with respect to the Collateral that are reasonably acceptable to Noteholders’ Counsel.

Subordination and Intercreditor Agreement	None	The holders of the New Notes, the lenders under the Credit Agreement and certain others shall enter into a subordination and intercreditor agreement on reasonable and customary terms for second lien notes that are reasonably acceptable to Noteholders’ Counsel.

Optional Redemption	At any time and from time to time on or after October 1, 2004, AirGate may redeem the Old Notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on October 1 of the following years:	At any time and from time to time, AirGate may redeem the New Notes in whole or in part at the following redemption prices plus accrued and unpaid interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on January 1 of the following years:
	Year — Percentage	Year — Percentage
	2004 — 106.750% 2005 — 104.500%	2006 — 104.688% 2007 — 102.344%

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

	2006 — 102.250% 2007 and thereafter — 100.000%	2008 and thereafter — 100.000%

Optional Redemption Upon Public Equity Offerings	At any time and from time to time before September 30, 2002, AirGate could have redeemed on one or more occasions up to 35% of the Accreted Value of the Old Notes at a redemption price of 113.500% of the Accreted Value with net cash proceeds of equity offerings provided such redemption occurred within 60 days of such offering and that at least 65% of the Accreted Value of the Old Notes originally issued remained outstanding immediately after the redemption.	None.

Repurchase Offers/ Change of Control	Upon (i) certain permitted assets sales by AirGate’s Restricted Subsidiaries in which there are excess proceeds that are not applied to pay down debt, for capital expenditures, or to purchase other assets, or (ii) a Change of Control, then AirGate must commence a repurchase offer. Specifically, upon a Change of Control, noteholders may require AirGate to repurchase their notes at 101% of the Accreted Value (if the purchase is prior to October 1, 2004) or 101% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase (if the purchase is after such date).	Same, except that upon a Change of Control, the noteholders may require AirGate to repurchase all or part of the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The definition of Change of Control will be revised to provide that a merger or consolidation with, or the purchase of all or substantially all the assets of, a Sprint PCS Affiliate will not be deemed a Change of Control as long as, in the case of a merger or consolidation, (i) after announcement of the transaction but before consummation, there are no downgrades (or notice thereof) or credit watch with negative implications that is not removed with respect to the ratings, if any, of the New Notes and (ii) the beneficial owners of voting stock of AirGate prior to the merger or consolidation continue to be the beneficial holders of at least 35% of the outstanding voting stock of AirGate or the surviving company after the merger or consolidation; provided, that a majority of the members of the board of directors, chief executive officer, chief financial officer and one additional “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended) of AirGate immediately prior to the merger or consolidation shall continue to serve in the same capacity or hold the same office, as the case may be, for AirGate

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

or the surviving company after the merger or consolidation.

Mandatory Redemption	None.	None.

Certain Covenants

1. Restricted Payments	A. Prior to December 31, 2002:

AirGate may not (i) declare or pay dividends other than dividends payable solely in equity or equity securities convertible into AirGate’s equity (“Equity Interests”) other than Disqualified Stock, (ii) purchase or redeem or permit a Restricted Subsidiary to purchase or redeem any Equity Interests of AirGate (including options, warrants or other rights to acquire Equity Interests), (iii) redeem, repurchase or retire for value or permit any Restricted Subsidiary to redeem, repurchase or retire for value other than value solely of Equity Interests other than Disqualified Stock, any Indebtedness that is subordinate to the Notes, or (iv) permit any Restricted Subsidiary to make any Restricted Investment. The payments in (i) — (iv) are “Restricted Payments”.

B.  After December 31, 2002:

AirGate may not and may not permit a Restricted Subsidiary to make any Restricted Payment unless:

(i) no Default or Event of Default has occurred and is continuing, (ii) at the time of the payment, and giving pro-forma effect to it, AirGate could have incurred additional debt under the indebtedness covenants below and (iii) the aggregate amount of all Restricted Payments shall not exceed (A) Operating Cash Flow after December 31, 2002 through the quarter prior to the payment less 150% of the cumulative Consolidated Interest Expense after December 31, 2002 through such quarter plus (B) the aggregate Net Proceeds from equity sales and certain dispositions of Investments.	Same restrictions on AirGate and its Restricted Subsidiaries that existed after December 31, 2002, except that the Operating Cash Flow of AirGate will be measured from June 30, 2003.

Certain customary exceptions are permitted.

2. Permitted Investments	Includes: (i) investments in AirGate or in a	There will be the standard list of permitted investments for High-Yield transactions consistent with the

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

wholly-owned Restricted Subsidiary that is a Guarantor;
(ii) investments in cash equivalents;
(iii) investments by AirGate or any Restricted Subsidiary in a person which results in such person becoming a wholly-owned Restricted Subsidiary of AirGate or such person is merged/consolidated with or conveys its assets to AirGate or a wholly-owned Restricted Subsidiary of AirGate;
(iv) investments made after the receipt of non-cash consideration in Asset Sales in compliance with the Indenture;
(v) acquisition of assets for Equity Interests;
(vi) investments which are paid for in Equity Interests; or
(vii) investments in any person which, when added to all other investments under clause (vii) do not exceed $5 million.	Indenture governing the Old Notes and current market practice. In addition, there will be a (i) basket for investments of up to $5 million in fiscal 2003, $7.5 million in fiscal 2004, $10 million in fiscal 2005, $12.5 million in fiscal 2006 and $15 million in fiscal 2007, in the aggregate, in one or more transactions in one or more entities that (A) will engage in a related telecommunications service business, (B) will bid on, own or lease spectrum or (C) will provide management, billing or customer care services; provided that AirGate could have incurred $1.00 of additional debt; provided further, that such amounts will be included in the calculation of subsequent Restricted Payments; and (ii) a general basket of $5 million for investments in entities that will provide management, billing or customer care services.

The definition of “Operating Cash Flow” will be revised to include “add-backs” consistent with the “add-backs” contained in the definition of “EBITDA” in the amendment to the Credit Agreement. Such “add-backs‘ are for (i) amounts actually incurred in connection with Sprint litigation in an amount not to exceed $2 million in any one fiscal year period; (ii) amounts not to exceed $5 million in start-up costs actually incurred in connection with providing billing, customer care and similar services that had been provided under the Sprint affiliation agreements; and (iii) any restructuring costs or charges incurred in connection with the transactions contemplated by the Support Agreement.

3. Incurrence of Indebtedness and Issuance of Preferred Stock	Neither AirGate nor any Restricted Subsidiary may incur any Indebtedness other than Permitted Debt and AirGate may not issue Disqualified Stock unless, immediately thereafter, certain financial covenants are met.	The New Notes will contain a definition of Permitted Debt substantially similar to the Old Notes except as set forth below under Permitted Debt.

4. Permitted Debt	No additional debt unless, immediately after the incurrence, (i) Consolidated Debt to Annualized Operating Cash Flow Ratio is less than 7.0 to 1.0 (if prior to 9/1/05) and less than 6.0 to 1.0 (if on or after 9/1/05) or (ii) if prior to 9/1/05, the Consolidated Debt	Same as the Old Notes, except (1) Annualized Operating Cash Flow will be changed from an annualized concept to reflect the last four actual quarters; (2) the ratios in clause (i) will be “less than 7.0 to 1.0 (if prior to 9/30/05), less than 6.0 to 1.0 (if on or

New 9 3/8% Senior Subordinated
Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

equals or is less than 70% of Total Invested Capital.

Annualized Operating Cash Flow is based on the last 2 full fiscal quarters, times 2.

That restriction is not applicable to, among other things, an aggregate of $175 million outstanding under all credit facilities, capital lease obligations under $5 million, certain refinancing indebtedness, non-recourse debt, additional debt not to exceed $50 million and the incurrence of debt under the promissory note executed in connection with the Consent and Agreement with Sprint and Lucent.	after 9/30/05) and less than 5.0 to 1.0 (if on or after 9/30/06)” and (3) clause (ii), including the concept of Total Invested Capital, will be eliminated.

5. Asset Sales	Neither AirGate nor a Restricted Subsidiary may sell assets unless (i) the seller receives consideration at least equal to the FMV of the item sold, (ii) the FMV is determined by AirGate’s Board in a resolution and delivered to the Trustee in an Officer’s Certificate and (iii) at least 85% of the consideration received is in the form of cash or cash equivalents.

The Net Proceeds are first used for certain payments, including the repayment of senior debt or to reinvest in the business. If there are excess Net Proceeds over $10 million, AirGate must make an offer to repurchase the Old Notes at 100% of Accreted Value or principal, as applicable.	Same except only 75% of the consideration received need be cash or cash equivalents and an Officer’s Certificate is delivered to the Trustee stating that. Also, the Officer’s Certificate would be required only if the transaction were valued at over $5 million.

Same.

6. Transactions with Affiliates	No transactions with Affiliates unless (i) the terms are no less favorable than those that could be obtained in an arm’s length negotiation, (ii) if the transaction(s) are in excess of $1 million, an Officer’s Certificate is delivered to the Trustee stating that a majority of the disinterested Board members approved the transaction(s) and (iii) if the transactions are in excess of $25 million, an opinion as to the fairness of the transaction(s) to the noteholders. There are certain exceptions.	Same, except the threshold under (ii) would be increased to $5 million for transactions with Affiliates that (A) engage in a related telecommunications service business, (B) bid on, own or lease spectrum or (C) provide management, billing or customer care services.

In addition, the exceptions would be broadened so that securities and cash can be paid under any employment compensation arrangements approved by the Board, payments may be made for indemnities provided for in AirGate’s charter and bylaws or any written agreements with directors and officers and AirGate may issue capital stock

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

and grant registration rights with respect thereto.

7. Liens	Neither AirGate nor any Restricted Subsidiary may incur any Lien securing any Indebtedness that is pari passu with the Old Notes or the guarantees or is subordinated indebtedness, other than Permitted Liens.	No Liens permitted except Permitted Liens. The definition of Permitted Liens is broadened consistent with current market practice as to secured transactions involving a second lien.

8. Permitted Liens	Includes:

(i) liens under the Credit Agreement;
(ii) liens in favor of AirGate and the Guarantors;
(iii) liens on the property of a person merged into AirGate that existed before the merger or on acquired property and the lien existed prior to the acquisition; (iv) liens to secure statutory obligations and surety bonds; and (v) liens incurred in the ordinary course that do not exceed $5 million at any one time.	There will be customary High-Yield Permitted Liens as well as the following:

(i) first priority liens under the Credit Agreement, provided that a second lien shall be granted to the noteholders;
(ii) liens securing purchase money indebtedness; and
(iii) liens securing permitted sale and leaseback transactions.

9. Sale and Leaseback Transactions	No sale and leaseback transactions are permitted unless:

	(i) AirGate or the Restricted Subsidiary could have incurred Indebtedness in an amount equal to the debt relating to such sale under the Incurrence of Indebtedness financial covenant tests above and could have incurred a lien on such Indebtedness under the restrictions on Liens above, (ii) the gross cash proceeds of the transaction are at least equal to the FMV of the property as determined by the Board and set forth in an Officer’s Certificate to the Trustee and (iii) the transfer of assets complies with the requirements of the asset sales covenant.	Same, except an Officer’s Certificate will be delivered only if the transaction is in excess of $1 million.

Original Issue Discount	Yes. Interest is not payable on the Old Notes prior to April 1, 2005. However, holders are required to include original issue discount amounts in gross income for U.S. federal tax purposes over the term of the Old Notes in advance of the receipt of the actual cash payments.	None.

Events of Default	The following are Events of Default: (i) a default on the payment of interest on the Old Notes and it continues for 30 days; (ii) a default on the payment of principal on the Old Notes when due;	Same but subject to minor adjustments for the second lien structure of the New Notes. In addition, the cross-default amounts would be increased from $5 million to $10 million.

New 9 3/8% Senior Subordinated
	Old 13.5% Senior Subordinated Discount Notes	Secured Notes due 2009

(iii) a failure by AirGate or a Restricted Subsidiary to comply with the requirements in the indenture with respect to asset sales and the use of proceeds therefrom or a failure of AirGate to repurchase the Old Notes upon a Change of Control;
(iv) a violation of certain other prohibitions and such violation continues for 60 days;
(v) a default under any Indebtedness of AirGate or any Restricted Subsidiary which default is caused by a failure to pay principal or interest on any Indebtedness of AirGate or the Restricted Subsidiaries within the applicable grace period after the final maturity date of such indebtedness or such payment is accelerated because of default, and the total amount unpaid or accelerated exceeds $5 million;
(vi) a failure by AirGate or any Restricted Subsidiary to pay, have stayed or discharged for 60 days final judgments aggregating $5 million;
(vii) a material impairment to AirGate’s pledge securing its payment obligations;
(viii) any guarantee of any subsidiary is deemed invalid; or
(ix) AirGate or any of its Restricted Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, among other things, commences a voluntary bankruptcy case.

Other Structural Changes to the Indenture	Section 4.19 has restrictions on the incurrence of senior subordinated debt (i.e., layered debt) [NOTE: This covenant will be eliminated from the Indenture governing the Old Notes pursuant to an exit consent.]	The layered debt restriction would remain in the New Indenture and would prevent new debt that is senior to the New Notes (except permitted second lien debt secured by the Credit Agreement), and would allow new debt that is pari passu or junior to the New Notes.

In addition, a section describing the collateral/security would be added.

Subordination	The Old Notes are subordinate to all Senior Debt. In addition, no payments can be made on the Old Notes if there is a default under certain designated Senior Debt.	Substantially the same.

EXHIBIT A

FORM OF JOINDER AGREEMENT

      Upon consummation of the transfer of $               in aggregate principal amount due at maturity of the 13.5% Senior Subordinated Discount Notes due 2009 issued by AirGate PCS, Inc. (the “Company”) previously beneficially owned by                     to the undersigned on                     , 2003 (the “Transfer”), the undersigned hereby agrees, for the benefit of the Company, to be bound by and to comply with all applicable provisions of the that certain Support Agreement dated as of                     , 2003 (the “Agreement”) by and among the Company and the Noteholders (as defined therein) as if the undersigned had been a party to the Agreement as of the date thereof for so long as the Agreement shall remain in effect. By signing below, the Company consents to and acknowledges the Transfer. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

[Signature page follows]

      IN WITNESS WHEREOF, this Joinder Agreement has been duly executed as of                     , 2003.

[NAME]

By:

Name:

Title:

Agreed to and acknowledged by:

AIRGATE PCS, INC.

By:

Name:

Title: